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                                                                      EXHIBIT 12

                          AK STEEL HOLDING CORPORATION
                   RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                              (dollars in millions)

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                                                 -------------------------------------------------------------
                                                    1997         1998        1999        2000         2001
                                                    ----         ----        ----        ----         ----
Pretax Income (Loss)                                 $321.0       $309.4      $141.9      $210.1      $(146.7)
Interest expense                                      111.7         84.9       123.7       136.1        133.1
Interest factor in rent expense                         2.6          2.5         3.0         3.0          2.4
Undistributed income from equity companies              0.9          1.5        (1.4)        1.4         (1.0)
                                                 --------------------------------------------------------------
Total earnings                                       $436.2       $398.3      $267.2      $350.6     $  (12.2)


Total combined fixed charges                         $177.8       $173.8      $173.9      $143.2     $  139.7


Ratio of earnings to combined fixed charges             2.5          2.3         1.5         2.4          NM*


Combined fixed charges:
              Preferred dividends                     $42.3        $27.0       $25.8      $  1.6     $    1.4
              Interest expense                        111.7         84.9       123.7       136.1        133.1
              Capitalized interest credit              21.2         59.4        21.4         2.5          2.8
              Interest factor in rent expense           2.6          2.5         3.0         3.0          2.4
                                                 --------------------------------------------------------------
              Total combined fixed charges           $177.8       $173.8      $173.9      $142.6     $  139.7

* In 2001, earnings were $151.9 less than fixed charges.
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